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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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ROCHESTER MEDICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCHESTER MEDICAL CORPORATION
One Rochester Medical Drive
Stewartville, Minnesota 55976
Telephone (507) 533-9600

December 19, 2008

Dear Shareholders:

You are cordially invited to join us for our 2009 Annual Meeting of Shareholders, which will be held on Tuesday, February 3, 2009, at 3:30 p.m. (Central Standard Time) in the Symphony Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403. Holders of record of our common stock as of December 12, 2008, are entitled to notice of and to vote at the annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the annual meeting.

Your vote is important, and we hope you will be able to attend the annual meeting. Whether or not you attend the meeting, we encourage you to vote your shares promptly to ensure that they are represented at the annual meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Anthony J. Conway
Chairman of the Board, Chief Executive Officer
and President

ROCHESTER MEDICAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, February 3, 2009 at 3:30 p.m., Central Standard Time

Place:	Minneapolis Hilton and Towers Hotel Symphony Room 1001 Marquette Avenue Minneapolis, Minnesota 55403

Items of Business:	1. To elect five directors to serve until the next Annual Meeting of Shareholders.

2. To act upon any other business that may properly come before the Annual Meeting of Shareholders and any adjournment thereof.

Record Date and Voting of Securities:	Our common stock, without par value, is our only authorized voting security. Only holders of our common stock whose names appear of record on our books on December 12, 2008, are entitled to receive notice of, and to vote at, the annual meeting. At the close of business on December 12, 2008, a total of 12,009,920 shares of common stock were outstanding, each entitled to one vote. The holders of a majority of the common stock entitled to vote shall constitute a quorum for the transaction of business at the annual meeting. If such quorum shall not be present or represented at the annual meeting, the shareholders present or represented at the annual meeting may adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present or represented. Holders of common stock do not have cumulative voting rights.

Voting by Proxy:	The persons named as proxies in the enclosed form of proxy will vote the common stock according to the instructions given therein or, if no instruction is given, then in favor of all nominations. A person giving a proxy may revoke it before it is exercised by delivering to our Corporate Secretary a written notice terminating the proxy’s authority or by duly executing a proxy bearing a later date. A shareholder who attends the annual meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

By Order of the Board of Directors,

David A. Jonas
Chief Financial Officer, Treasurer and Secretary

December 19, 2008

PROXY STATEMENT

i

ii

PROXY STATEMENT
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 3, 2009

The Board of Directors of Rochester Medical Corporation is soliciting proxies for use at the Annual Meeting of Shareholders to be held on February 3, 2009, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about December 19, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders, including the election of five directors. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from shareholders, as time permits.

Who is entitled to vote at the annual meeting?

The Board of Directors has set December 12, 2008, as the record date for the annual meeting. If you were a shareholder of record at the close of business on December 12, 2008, you are entitled to vote at the annual meeting.

As of the record date, 12,009,920 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 12,009,920 votes are entitled to be cast at the annual meeting. There is no cumulative voting.

How many shares must be present to hold the annual meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock entitled to vote as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the annual meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly and timely submitted a proxy by mail, telephone or Internet.

If a quorum is not present or represented at the annual meeting, the shareholders and proxies entitled to vote will have the power to adjourn the annual meeting, without notice other than an announcement at that time, until a quorum is present or represented.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. Two of our executive officers have been designated as proxies for our annual meeting. These executive officers are Anthony J. Conway and David A. Jonas.

How do I submit my proxy?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the annual meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or Internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and Internet voting is also encouraged for shareholders who hold their shares in street name.

If you are the beneficial owner, submitting your proxy will not affect your right to vote in person if you decide to attend the annual meeting. See “Can I vote my shares in person at the annual meeting?” below.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, please sign and return each proxy card or voting instruction card you receive or, if you submit your proxy vote by telephone or Internet, vote once for each proxy card or control number you receive.

Can I vote my shares in person at the annual meeting?

If you are a shareholder of record, you may vote your shares in person at the annual meeting by completing a ballot at the meeting. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above in advance of the annual meeting so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the annual meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the annual meeting only if you obtain and bring to the annual meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Under Minnesota law, directors are elected by the affirmative vote of a plurality of the votes cast at the annual meeting. This means that since the shareholders will be electing five directors, the five director nominees receiving the highest number of votes will be elected.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on other proposals.

If you properly submit your proxy but withhold authority to vote for one or more director nominees or abstain from voting on one or more other proposals, your shares will be counted as present at the annual meeting for the purpose of determining a quorum. Your shares also will be counted as present at the annual meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. With respect to the proposal to elect directors, the rules permit member brokers to exercise voting discretion as to the uninstructed shares. If the broker, bank or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as a “broker non-vote.”

How does the Board recommend that I vote?

You will vote on the following management proposal:

•	Election of five directors: Anthony J. Conway, Darnell L. Boehm, David A. Jonas, Roger W. Schnobrich and Benson Smith.

The Board of Directors recommends that you vote FOR the election of each of these nominees to the Board of Directors.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, the proxies will vote your shares FOR the election of all of the nominees for director.

See also, “How are votes counted?” regarding “broker non-votes.”

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by delivering to our Corporate Secretary a written notice terminating the proxy’s authority, by duly executing a proxy bearing a later date, or by voting in person at the meeting. A shareholder who attends the annual meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

How will the proxies vote on any other business brought up at the annual meeting?

By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the annual meeting. We do not know of any other business to be considered at the annual meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the annual meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ending March 31, 2009 to be filed with the Securities and Exchange Commission.

Who pays for the cost of proxy preparation and solicitation?

We will pay for the cost of solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the company, who will receive no extra compensation for their services, may solicit proxies personally, by telephone or by special letter. So far as our management is aware, only matters described in this proxy statement will be acted upon at the annual meeting. If another matter requiring a vote of shareholders properly comes before the annual meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

If your shares are held in street name, please contact your broker, bank, trust or other nominee and ask about the availability of electronic delivery.

What are the deadlines for submitting shareholder proposals for the 2010 Annual Meeting of Shareholders?

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders, the written proposal must be received at our principal executive offices at One Rochester Medical Drive, Stewartville, Minnesota 55976, Attention: Corporate Secretary, on or before August 21, 2009. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may present a proposal at the 2010 Annual Meeting of Shareholders that is not included in the proxy statement if proper written notice is received by our Corporate Secretary at our principal executive offices by the close of business on August 21, 2009. The proposal must contain the specific information required by our bylaws. You may obtain a copy of the bylaws by writing to our Corporate Secretary at the address stated above.

How can I communicate with Rochester Medical Corporation’s Board of Directors?

Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: Rochester Medical Corporation, c/o Corporate Secretary, One Rochester Medical Drive, Stewartville, Minnesota 55976. All communications will be compiled by the Corporate Secretary and submitted to the Board of Directors or the specified directors on a periodic basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of December 12, 2008. Percentage ownership calculations for beneficial ownership are based on 12,009,920 shares outstanding as of December 12, 2008. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and their address is c/o One Rochester Medical Drive, Stewartville, Minnesota 55976.

	Amount and Nature
Name of Beneficial Owner	of Beneficial Ownership(1)		Percent of Class

Anthony J. Conway	1,112,334	(2)(3)(4)	9.1
Peter R. Conway	771,208	(3)(5)	6.4
Townsend Group Investments, Inc.	716,104	(6)	6.1
Philip J. Conway	569,743	(2)(3)(7)	4.7
David A. Jonas	215,500	(2)(8)	1.8
Roger W. Schnobrich	119,000	(9)	1.0
Benson Smith	116,000	(10)	*
Martyn R. Sholtis	102,000	(2)(11)	*
Dara Lynn Horner	80,900	(2)(12)	*
Darnell L. Boehm	64,000	(13)	*
All directors and executive officers as a group (9 persons)	3,150,685	(14)	24.0

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 12, 2008 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	The address of each of our executive officers is One Rochester Medical Drive, Stewartville, Minnesota 55976.

(3)	Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

(4)	Includes 254,500 shares issuable upon exercise of currently outstanding options. Also includes 63,755 shares held by his wife.

(5)	Includes 108,000 shares issuable upon exercise of currently outstanding options. Also includes 40,000 shares held by his wife. Mr. Peter R. Conway’s address is Route 1, Box 1575, Chatfield, Minnesota 55923.

(6)	We have relied upon information supplied by Townsend Group Investments, Inc. (“Townsend”) in a Schedule 13G/A filed by Townsend with the SEC on January 31, 2008, reporting beneficial ownership data as of December 31, 2007. As of that date, Townsend held sole voting and investment power with respect to 88,400 shares of common stock, and shared voting and investment power with respect to 627,704 shares of common stock. The address for Townsend is 22601 Pacific Coast Highway, Suite 200, Malibu, CA 90265.

(7)	Includes 166,000 shares issuable upon exercise of currently outstanding options. Also includes 9,600 shares held in an IRA for the benefit of Mr. Philip J. Conway’s wife, as to which he disclaims beneficial ownership.

(8)	Includes 194,000 shares issuable upon exercise of currently outstanding options.

(9)	Includes 94,000 shares issuable upon exercise of currently outstanding options. Also includes 24,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich’s address is 530 Waycliffe North, Wayzata, Minnesota 55391.

(10)	Includes 116,000 shares issuable upon exercise of currently outstanding options. Mr. Smith’s address is 228 Southern Hill Drive, Duluth, Georgia 30097.

(11)	Includes 82,000 shares issuable upon exercise of currently outstanding options.

(12)	Includes 80,000 shares issuable upon exercise of currently outstanding options.

(13)	Includes 50,000 shares issuable upon exercise of currently outstanding options. Mr. Boehm’s address is 19330 Bardsley Place, Monument, Colorado 80132.

(14)	Includes 1,144,500 shares issuable upon exercise of currently outstanding options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to the fiscal year ended September 30, 2008 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during the fiscal year ended September 30, 2008 were satisfied, with the exception of Mr. Sholtis who filed one late Form 4 report with respect to a stock option exercise and subsequent sale of shares.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of Rochester Medical Corporation is comprised of five directors who are elected to serve until the next regular meeting of the shareholders and until each such director’s successor has been duly elected and qualified, or until the earlier death, resignation, removal or disqualification of such director. In August 2008, Peter R. Conway resigned from the Board of Directors to focus more fully on other business ventures. In November 2008, upon the recommendation of the Nominating Committee of the Board of Directors, David A. Jonas was elected to fill the vacancy on the Board.

Following the recommendation of the Nominating Committee, the Board of Directors has nominated the five persons named below for re-election to the Board of Directors at the 2009 Annual Meeting of Shareholders. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of the nominees named in the table below as directors except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to us, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

		Director
Name	Age	Since	Position

Anthony J. Conway	64	1988	Chairman of the Board, Chief Executive Officer and President
Darnell L. Boehm	60	1995	Director
David A. Jonas	44	2008	Director, Chief Financial Officer, Treasurer and Secretary
Roger W. Schnobrich	78	1995	Director
Benson Smith	61	2001	Director

Under Minnesota law, directors are elected by the affirmative vote of a plurality of the votes cast at the annual meeting. The five director nominees receiving the highest number of votes will be elected.

The Board of Directors recommends a vote FOR election of the nominated directors. Proxies will be voted FOR the election of the nominees unless otherwise specified.

The nominees for election as directors have provided the following information about themselves.

Anthony J. Conway, age 64, a founder of Rochester Medical, has served as Chairman of the Board, Chief Executive Officer and President of Rochester Medical since May 1988, and was our Secretary until November 2008 and our Treasurer until September 1997. In addition to his duties as Chief Executive Officer and President, Mr. Conway actively contributes to our research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation (“Arcon”), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Conway worked for twelve years for International Business Machines Corporation in various research and development capacities. Mr. Conway is one of the named inventors on numerous patent applications that have been assigned to Rochester Medical, of which to date 20 have resulted in issued United States patents and 32 have resulted in issued foreign patents.

Darnell L. Boehm, age 60, has served as a Director of Rochester Medical since October 1995. Since 1986, Mr. Boehm has served as a Director of Aetrium, Inc. (“Aetrium”), a manufacturer of electromechanical equipment for handling and testing semiconductors, and also serves on its Audit Committee and Compensation Committee. From 1986 to 2000, Mr. Boehm also served as the Chief Financial Officer and Secretary of Aetrium. From August 1999 to January 2002, Mr. Boehm served as a Director of ALPNET, Inc., a supplier of multilingual information services including language translation, product localization and other services. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

David A. Jonas, age 44, has served as a Director of Rochester Medical since November 2008, filling the vacancy left by Peter R. Conway. Mr. Jonas has served as our Treasurer since November 2000, as our Chief Financial Officer since May 2001, and as our Secretary since November 2008. From June 1, 1998 until May 2001, Mr. Jonas served as our Controller. From August 1999 until October 2001, Mr. Jonas served as our Director of Operations and had principal responsibility for our operational activities. Since November 2000, Mr. Jonas has had principal responsibility for our financial activities. Prior to joining us, Mr. Jonas was employed in various financial, financial management and operational management positions with Polaris Industries, Inc. from January 1989 to June 1998. Mr. Jonas holds a Bachelor of Science degree in Accounting from the University of Minnesota and is a certified public accountant currently under a “non-active” status.

Roger W. Schnobrich, age 78, has served as a Director of Rochester Medical since October 1995. Since September 2004, Mr. Schnobrich has served as a principal of Waynorth, Inc., a business consulting company. Mr. Schnobrich served as a partner and then of counsel with the law firm of Hinshaw & Culbertson from 1997 to

September 2004. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years.

Benson Smith, age 61, has served as a Director of Rochester Medical since May 2001. Mr. Smith is the founding partner of BFS and Associates LLC, a company that provides sales organization consulting and training. From April 2000 to 2006, Mr. Smith was a lecturer for the Gallup organization. Prior to joining the Gallup organization, Mr. Smith worked for several years with C.R. Bard, Inc. (“C.R. Bard), a company specializing in medical devices, serving most recently as President and Chief Operating Officer. In 1991, Mr. Smith was elected to the position of Group Vice President, responsible for C.R. Bard’s urological product group. He was promoted to the position of Executive Vice President in 1993 and became a member of C.R. Bard’s Board of Directors in 1994. Shortly thereafter, Mr. Smith was promoted to the position of President and Chief Operating Officer. Mr. Smith is also a Director for ZOLL Medical Corporation, a publicly held medical technology and software company, and Teleflex Incorporated, a publicly held company that designs, manufactures and distributes specialty-engineered products.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Rochester Medical and our management. In November 2008, our Board of Directors determined that no transactions or relationships existed that would disqualify any of our directors under Nasdaq Stock Market rules or require disclosure under Securities Exchange Commission rules, with the exception of Anthony J. Conway, our President and Chief Executive Officer, and David A. Jonas, our Chief Financial Officer, because of their employment relationship with Rochester Medical. Based upon that finding, the Board determined that Messrs. Boehm, Schnobrich and Smith are “independent.” Each of our Audit, Nominating and Compensation Committees is comprised only of independent directors.

Director Qualifications and Selection Process

The Nominating Committee of the Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as a director of Rochester Medical, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

These general criteria are subject to modification and the Nominating Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the Nominating Committee may deem appropriate or as required by applicable laws and regulations.

The Nominating Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Corporate Secretary at One Rochester Medical Drive, Stewartville, Minnesota 55976: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating Committee by any shareholder in connection with the 2009 Annual Meeting of Shareholders.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Compensation. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investor Relations page on our website at www.rocm.com. Shareholders may request a free printed copy of any of these charters by contacting our Corporate Secretary at Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, Minnesota 55976. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

During the fiscal year ended September 30, 2008, the Board of Directors met formally on one occasion, and conducted its business through eight committee meetings. Except for Mr. Peter Conway, no director attended fewer than 75% of all board and committee meetings during the fiscal year ended September 30, 2008. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during fiscal 2008.

The following table reflects the current membership of each Board committee.

Committee Membership
Name	Audit	Nominating	Compensation

Anthony J. Conway
Darnell L. Boehm	Chair	✓	✓
David A. Jonas
Roger W. Schnobrich	✓	✓	Chair
Benson Smith	✓	Chair	✓

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent accountants. The Audit Committee has sole authority to approve, retain and terminate our independent accountants and is directly responsible for the compensation and oversight of the work of our independent accountants. The Audit Committee reviews and discusses with management and our independent accountants the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of our independent accountants, and prepares the Audit Committee Report included in our annual proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has also established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls or audit matters.

All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Stock Market and the Securities and Exchange Commission. Our Board of Directors has identified Mr. Boehm as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2008. The Audit Committee has engaged Grant Thornton LLP as our independent accountants for fiscal year 2009.

Nominating Committee

The Nominating Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at the next annual meeting of shareholders. The Nominating Committee also periodically reviews the structure and membership of the Board and makes recommendations with respect to the size and composition of the Board, and develops qualification criteria for Board members. All of the Nominating Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Nominating Committee met once during the fiscal year ended September 30, 2008.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis (“CD&A”) in our annual proxy statement.

All of the Compensation Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Compensation Committee met two times during the fiscal year ended September 30, 2008. For further information on the activities of the Compensation Committee, please refer to the CD&A on page 13 and the Compensation Committee Report on page 20.

Attendance at the Annual Meeting

We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Three of the five then current directors attended our 2008 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

We have adopted the Rochester Medical Corporation Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at www.rocm.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly traded medical device companies. Compensation for our directors is designed to result in compensation for our directors that is competitive with that provided by the peer group.

Fees for 2008.  For 2008, our non-employee directors received the following cash payments:

Fees for attendance at Board and Committee meetings	$3,000
Fees for attendance at Board and Committee meetings by telephone	$1,000

No director who is also an employee of Rochester Medical receives any separate compensation for services as a director.

Non-employee directors can also each receive non-qualified stock options under our 2001 Stock Incentive Plan. Each grant typically has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 2001 Stock Incentive Plan) of the common stock on the date of grant; (2) the exercise price is payable upon exercise in cash or in common stock held at least six months; (3) the term of the option is 10 years; (4) the option is immediately exercisable; and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a director or (ii) following the optionee’s death.

During fiscal 2008, Messrs. Darnell Boehm, Peter R. Conway, Roger W. Schnobrich and Benson Smith were the only non-employee directors and therefore the only directors eligible to receive the compensation described above. On February 6, 2008, Messrs. Boehm, Schnobrich, Smith and Peter Conway each received an option to purchase 10,000 shares of common stock. The stock options vested immediately.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Any director who is also one of our employees receives no additional compensation for serving as a director.

Director Compensation Table.  The following table shows the compensation of the members of our Board of Directors during fiscal year 2008:

DIRECTOR COMPENSATION

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(1)	($)	($)(2)	($)

Darnell L. Boehm	8,000	69,198	77,198
Peter R. Conway(3)	0	79,103	79,103
Roger W. Schnobrich	5,000	69,198	74,198
Benson Smith	6,000	69,198	75,198

(1)	Anthony J. Conway, our Chairman of the Board, Chief Executive Officer and President, is not included in this table because he is an employee of Rochester Medical Corporation and thus received no compensation for his services as a director. The compensation he received as an employee of Rochester Medical Corporation is shown in the Summary Compensation Table.

(2)	The amounts shown in this column are calculated based on FAS 123R and represent the compensation expense recognized by Rochester Medical during the fiscal year for financial statement purposes. Under FAS 123R, a pro rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

The option awards granted in 2008 are as follows: Mr. Boehm: 10,000 options; Mr. Peter Conway: 10,000 options; Mr. Schnobrich: 10,000 options; and Mr. Smith: 10,000 options. The directors held options as of September 30, 2008, as follows:

	Vested	Unvested
Name	Options	Options

Mr. Boehm	50,000	0
Mr. Peter Conway	132,000	0
Mr. Schnobrich	98,000	0
Mr. Smith	116,000	0

(3)	Peter R. Conway resigned from the Board of Directors on August 15, 2008 to focus more fully on other business ventures.

EXECUTIVE COMPENSATION

Named Executive Officers

This section provides information relating to our executive compensation programs and the compensation paid to or accrued for our Chief Executive Officer and Chief Financial Officer, and each of our three other most highly compensated executive officers during fiscal year 2008 (collectively, our “Named Executive Officers”). Our Named Executive officers are determined in accordance with the rules of the Securities and Exchange Commission. For fiscal 2008, our Named Executive Officers include Anthony J. Conway, our Chief Executive Officer and President; David A. Jonas, our Chief Financial Officer, Treasurer and Secretary; Martyn R. Sholtis, our Corporate Vice President; Philip J. Conway, our Vice President, Product Technologies; and Dara Lynn Horner, our Vice President, Marketing. On May 16, 2008, we announced that Ms. Horner is retiring as our Vice President, Marketing; to support a smooth transition, Ms. Horner has agreed to stay with Rochester Medical as Marketing Advisor until February 1, 2009.

Compensation Discussion and Analysis

Rochester Medical develops, manufactures and markets a broad line of innovative, technologically enhanced PVC-free and latex-free urinary continence and urine drainage care products for the extended care and acute care markets. We participate in the large U.S. medical device industry, and for compensation purposes we generally compare ourselves against other publicly-traded medical device companies with market capital of $100 million to $250 million. We believe the overall compensation structure for our company is below the mid-point for comparably sized publicly-traded medical device companies.

This Compensation Discussion and Analysis describes the major elements of our compensation programs for the executive officers named in the Summary Compensation Table in this proxy statement. This CD&A also discusses the objectives, philosophy, process and decisions underlying the compensation of the Named Executive

Officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

Our Compensation Committee, which is comprised of three independent, non-employee directors, discharges the responsibilities of our Board of Directors with respect to all forms of compensation of our executive officers and oversight of our compensation plans. The Compensation Committee operates under a written charter, and has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Compensation Philosophy

The Compensation Committee believes that compensation paid to executive officers should be closely aligned with Rochester Medical’s performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure senior officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders;

•	Increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Enhance the officers’ incentive to increase our stock price and maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Rochester Medical through stock options and/or restricted stock.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be directly related to our performance and other factors that directly and indirectly influence shareholder value. Accordingly, we set goals designed to link each Named Executive Officer’s compensation to our performance. Consistent with our performance-based philosophy, we provide a base salary to our executive officers and include a significant incentive based component, payable in cash. We do not currently have an annual performance-based equity plan for our executive officers, but may make discretionary awards of equity-based compensation to our Named Executive Officer’s under our 2001 Stock Incentive Plan.

Compensation Determination Process and Components

The Compensation Committee is provided with the primary authority to determine and approve the compensation paid to our executive officers. The Compensation Committee reviews the executive compensation program in connection with our annual performance review process, which typically concludes in November of each fiscal year, with changes to base compensation effective January 1st. We typically set base salary structures and annual incentive targets after taking into consideration a peer group of similarly sized and type of companies in the medical device industry. While this benchmark data provides a useful point of reference for measurement, rather than the determinative factor, for executive compensation, we believe this approach helps us ensure that our compensation cost structures will allow us to remain competitive in our markets. From time to time, the Compensation Committee may use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

In general, the Compensation Committee typically begins by reviewing credible third-party survey information of comparably sized, publicly-traded medical device companies to benchmark our competitive position for the three principal components of executive compensation — base salary, annual incentives and long-term incentives. The Chief Executive Officer and Chief Financial Officer participate in the Compensation Committee’s meetings at the committee’s request. To aid the Compensation Committee in making its determination, the Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each member of the executive management team, in turn, participates in an annual performance review with the Chief Executive Officer to provide input about their contributions to our success for the period being assessed. Management does not participate in the final determination of the amount or form of executive compensation.

The Compensation Committee evaluated the following in determining the amount of executive compensation for fiscal 2008:

•	Competitive practices and the amounts and nature of compensation paid to executive officers of similarly sized and type of companies in the medical device industry; the proportionate share of compensation related to base salary and incentive cash compensation categorized by quartiles; and the job responsibilities of the executive positions included in the comparable compensation data.

•	The Chief Executive Officer’s recommendations and input to the Compensation Committee regarding the contribution of each individual executive officer’s contribution to our performance.

•	For the compensation of the Chief Executive Officer, the Compensation Committee also reviewed benchmark data for Chief Executive Officers of similarly sized and type of companies in the medical device industry.

For fiscal 2008, the Compensation Committee utilized salary data of similarly sized and type of medical device companies produced by Equilar and considered actual salary amounts provided in peer group proxy statements. Our annual review indicated that, in general, we were providing annual cash compensation below the median of the companies in the data we reviewed. We believe, however, the design of base and incentive annual cash compensation appropriately provides market compensation to our executive officers.

Based on its analysis, in November 2008 the Committee determined to proceed with setting fiscal 2008 compensation levels, subject to further adjustment later in the fiscal year depending upon the results of an independent consultant’s report. The Compensation Committee engaged Towers Perrin, an independent compensation consultant, during fiscal 2008 to further review and analyze our overall compensation program and to provide competitive market data for five executive officer positions: Chief Executive Officer, Chief Financial Officer, Corporate Vice President, Vice President, Operations, and Vice President, Marketing. The Compensation Committee also requested available data on the prevalence and amount of executive perquisites. In evaluating the competitiveness of our compensation programs, Towers Perrin reviewed, and provided to the Compensation Committee, market data from the following sources:

•	Proxy Analysis of Peer Companies. The Compensation Committee considered the compensation practices of a peer group of 26 publicly traded companies as listed below:

Alphatec Holdings Inc.	Endologix Inc.	Stereotaxis Inc.
AngioDynamics Inc.	I-Flow Corp.	Strategic Diagnostics Inc.
Aspect Medical Systems Inc.	IRIS International Inc.	Synovis Life Technologies Inc.
AtriCure Inc.	Kensey Nash Corp.	Utah Medical Products Inc.
ATRION Corp.	Micrus Endovascular Corp.	ViaCell Inc.
Cerus Corp.	Natus Medical Inc.	Vital Images Inc.
Clarient Inc.	NxStage Medical Inc.	VNUS Medical Technologies Inc.
Cyberonics Inc.	Orthovita Inc.	Young Innovations Inc.
Cynosure Inc.	Spectranetics Corp.

•	External Surveys. In analyzing the competitiveness of our compensation programs, Towers Perrin reviewed the following three external surveys covering both the general and medical instruments industry: (1) Watson Wyatt’s 2007/2008 Industry Report on Top Management Compensation (General Industry), (2) Watson Wyatt’s 2007/2008 Industry Report on Top Management Compensation (Instruments and Bio-Medical Equipment and Supplies), and (3) William Mercer’s 2007 Executive Survey.

Rochester Medical’s executive positions were matched to benchmark positions from each survey based on the job descriptions provided to Towers Perrin by the company. The survey data was updated to July 1, 2008, using an annual adjustment factor of 4.0% and were scaled to Rochester Medical’s size of $32 million in revenue.

Following review and discussion of the information provided by Towers Perrin, the Compensation Committee determined not to make any changes with respect to executive officer compensation for fiscal 2008. Given the recent date of the report, the Compensation Committee intends to make use of the same data for purposes of its compensation decisions for fiscal 2009.

Base Salary

Base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers generally are established at the beginning of each fiscal year (but with annual adjustments effective on a calendar year basis) based on each individual’s experience, an analysis of each individual’s performance during the prior year, market factors including the salary levels of comparable positions in the medical device industry using credible third-party survey information, and other publicly available data of comparable companies. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

The Compensation Committee reviews base salaries annually. The Compensation Committee establishes base salaries for executive officers (other than the Chief Executive Officer) based upon prior year performance reviews conducted by the Chief Executive Officer and his recommendations as presented to the Compensation Committee for approval or modification, in conjunction with available market data. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The base salary of the Chief Executive Officer is established by the Compensation Committee after consideration of the Chief Executive Officer’s performance for the prior year. As part of its determination, the Compensation Committee reviews the company’s actual performance during the year, as well as available market data.

The Compensation Committee approved competitive base salary increases for our Named Executive Officers for fiscal year 2008 as follows:

Name	2007 Base Salary(1)	2008 Base Salary(1)	% Change

Anthony J. Conway	$238,132	$265,000	11.1%
David A. Jonas	$180,000	$200,000	11.1%
Martyn R. Sholtis	$178,000	$187,000	5.1%
Philip C. Conway	$164,000	$172,000	4.9%
Dara Lynn Horner	$157,000	$165,000	5.1%

(1) Base salary adjustments are effective January 1st of each year. The amounts listed above are amounts approved by the Compensation Committee for January through December and will differ from Base Salary amounts presented in the Summary Compensation Table, which lists amounts actually earned from October 1 through September 30.

For fiscal 2008, the Named Executive Officers received base salary increases generally consistent with increases provided to other salaried employees of the company. The Compensation Committee approved an 11.1% increase in base salary for both our Chief Executive Officer and Chief Financial Officer in recognition of the company’s financial performance in fiscal 2007, as well as in an effort to bring their base salaries closer to those of executives in similar positions at comparable companies. The information provided by the Committee’s independent consultant later in the fiscal year confirmed that the base salary compensation of our Chief Executive Officer was below market; however, the Committee also considered the relatively high equity ownership position in Rochester Medical that Mr. Conway maintains, and Mr. Conway and the Committee mutually agreed to maintain the 2008 compensation structure as originally approved.

Annual Cash Incentives

Rochester Medical’s Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain corporate performance objectives. At the beginning of each year, the objectives are initially proposed by our Chief Executive Officer. The objectives are then reviewed, revised and approved by the Compensation Committee. “Target,” “minimum,” and “maximum” levels are assigned to each performance objective to determine payouts. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Board of Directors. The bonuses are reviewed by the Compensation Committee and, upon the recommendation of the Compensation Committee, approved by the Board of Directors.

As necessary, the Compensation Committee may modify or re-weight the objectives during the course of the fiscal year to reflect changes in the company’s business plan. In the event certain threshold performance levels are exceeded but applicable target levels are not achieved, the executive officers will earn proportional awards. Incentive amounts to be paid under the performance-based programs may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of company performance. Payments under each of the programs are contingent upon continued employment, though pro rata bonus payments will be paid in the event of death or disability based on actual performance at the date relative to the targeted performance measures for each program.

For fiscal 2008, our performance objectives included quantitative financial goals based on sales and operating income targets (before bonus and stock option compensation expense). The Compensation Committee believes that sales and operating income goals are appropriate to encourage our executives to achieve superior financial performance for Rochester Medical with the goal of generating shareholder value. Under the Management Incentive Plan for fiscal 2008, Mr. Anthony Conway could have earned a maximum bonus up to 67.5% of his base salary with a target of 45% of his base salary. Messrs. Jonas, Sholtis and Philip Conway, and Ms. Horner, could have earned a maximum bonus of 60% of their respective base salary with a target of 40% of their respective base salaries. The maximum and target bonus percentages were increased slightly from the prior fiscal year to increase the incentive nature of the program. Each of their bonuses was weighted 50% on sales performance objectives and 50% on operating income objectives, which the Compensation Committee believes is an appropriate weighting because they emphasized in nearly equal measure our top performance priorities, with the exception of Mr. Sholtis and Ms. Horner whose bonuses were weighted 75% on sales performance objectives and 25% on operating income objectives to correlate with their job functions.

At its November 2008 meeting, the Compensation Committee reviewed the achievement of the corporate objectives in awarding bonuses under the Management Incentive Plan, and concluded that total sales were at 95.1% of the level needed to achieve the maximum bonus, and total adjusted operating income was at 23.7% of the level needed to achieve the maximum bonus. The Board of Directors, upon the recommendation of the Compensation Committee, approved the 2008 bonus awards on November 20, 2008. As a result, the following bonuses were awarded to each of the executive officers named in this proxy statement for the year ended September 30, 2008:

	Fiscal 2008
	Base Salary	% Bonus	Amount of
Name	Earned	Earned	Bonus Paid

Anthony J. Conway	$258,283	26.72%	$69,016
David A. Jonas	$195,000	23.75%	$46,316
Martyn R. Sholtis	$184,750	30.90%	$57,085
Philip C. Conway	$170,000	23.75%	$40,378
Dara Lynn Horner(1)	$163,000	20.15%	$32,849

(1)	Ms. Horner’s bonus payment was prorated to give effect to her announced retirement.

Long-Term Incentives

As discussed above, we believe that equity ownership in Rochester Medical is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and shareholder gains while creating an incentive for sustained growth. Our 2001 Stock Incentive Plan allows us the opportunity to grant stock options and restricted stock awards. We typically grant stock options to executive officers at the commencement of their employment. The number of stock options granted to an executive officer upon commencement of employment is based on several factors, including the executive’s responsibilities, experience and the value of the stock option at the time of grant. Additional grants other than the initial grant may be made following a significant change in job responsibility or in recognition of performance. We do not currently have an annual performance-based equity plan. The Compensation Committee may consider adopting such a plan in the future.

Stock options granted to our executive officers generally vest in 25% annual cumulative installments beginning one year from the date of grant. Stock option grants are made with an exercise price equal to the closing market price of our common stock on the date of grant. Shares of restricted stock granted under our 2001 Stock Incentive Plan and vest 100% on the fourth anniversary of the date of grant.

The Compensation Committee does not award stock options according to a prescribed formula or target. In determining the number of stock options granted to individuals and to the officers as a group, individual experience, contributions and achievements are considered, as well as the recommendations of the Chief Executive Officer. The Compensation Committee also considers the amount of equity awards granted to executives in similar positions at comparable companies. A review of each component of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation is in line with our overall compensation philosophy.

The Compensation Committee and the Board of Directors approved the following stock option awards to our Named Executive Officers in fiscal 2008 in recognition of their contributions to the company:

	2008 Stock	Exercise Price
Name	Option Award	per Share

Anthony J. Conway	30,000	$11.23
David A. Jonas	20,000	$11.23
Martyn R. Sholtis	20,000	$11.23
Philip C. Conway	20,000	$11.23
Dara Lynn Horner	20,000	$11.23

Perquisites

Currently, we offer the following perquisites: (i) club membership payments for Mr. Sholtis in support of business development activities, and (ii) fuel and lodging expenses for Ms. Horner, who commutes from the Minneapolis/St. Paul area, in accordance with her employment agreement. The Committee’s philosophy is to have as few perquisites as possible.

Other Compensation

We provide our executive officers with the same benefits as our other full time employees, including health insurance, life and disability insurance and dental insurance, which we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

Rochester Medical provides a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on precisely the same terms as any other participant in the plan. Matching contributions may be made to the 401(k) plan at the discretion of our Board. Currently we match 50% of the employee’s contribution up to a cap of 2.5%.

Severance Benefits

We have entered into employment agreements with Anthony Conway and Philip Conway that provide severance benefits upon termination of employment without cause or by reason of death or permanent disability. The terms of these arrangements were set through the course of arms-length negotiations with each of these officers. Rochester Medical has also entered into change-in-control severance agreements with each of our executive officers that provide financial protection in the event of a change-in-control of the company that disrupts an executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change-in-control protections enhance the impartiality and objectivity of the executive officers in the event a change-in-control transaction and better ensure that shareholder interests are protected. A more complete description of the employment agreements and change-in-control agreements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, is found beginning at page 25 of this proxy statement. The Compensation Committee will continue to review these arrangements annually to determine whether they are necessary and appropriate under the company’s current circumstances and the circumstances of the individual Named Executive Officers.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2008 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors of Rochester Medical

Darnell L. Boehm	Roger W. Schnobrich	Benson Smith

The following tables and accompanying narrative disclosures and footnotes should be read in conjunction with the CD&A, which sets forth the objectives of Rochester Medical Corporation’s executive compensation and benefit program.

Summary Compensation Table

The table below contains information about the cash and non-cash compensation for the last two fiscal years awarded to or earned by the individuals who served as our Chief Executive Officer and Chief Financial Officer, and each of our three other Named Executive Officers.

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Anthony J. Conway	2008	258,283	—	—	173,605	69,016	—	500,904
Chief Executive Officer and President	2007	234,812	—	—	176,415	131,704	—	542,931
David A. Jonas	2008	195,000	—	53,189	108,401	46,316	—	402,906
Chief Financial Officer, Treasurer and Secretary	2007	176,503	—	52,165	110,715	86,624	—	426,007
Martyn R. Sholtis	2008	184,750	—	53,189	106,314	57,085	6,552	407,890
Corporate Vice President	2007	174,844	—	52,165	105,522	87,413	5,923	425,867
Philip J. Conway	2008	170,000	—	—	106,321	40,378	—	316,699
Vice President, Product	2007	161,955	—	—	105,522	79,485	—	346,962
Technologies
Dara Lynn Horner	2008	163,000	—	—	106,237	32,849	7,965	310,051
Vice President, Marketing	2007	154,960	—	—	105,074	77,472	8,479	345,985

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. We award bonuses under our Management Incentive Plan based on our achievement of certain performance targets. Accordingly, bonus payments are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The amounts shown in this column are calculated based on FAS 123R and represent the compensation expense recognized by Rochester Medical during the fiscal year for financial statement purposes, excluding the financial impact of the estimated forfeitures related to service-based vesting conditions. A pro rata portion of the total expense calculated at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the stock award. The initial expense is based on the fair value of the restricted stock grants on the date of grant.

(3)	The amounts shown in this column are calculated based on FAS 123R and represent the compensation expense recognized by Rochester Medical during the fiscal year for financial statement purposes, excluding the financial impact of the estimated forfeitures related to service-based vesting conditions. A pro rata portion of the total expense calculated at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the option award. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the value are disclosed in Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)	Represents cash bonuses earned during 2008 and 2007 for achieving performance goals under our Management Incentive Plan. See the CD&A for a more detailed description.

(5)	Amounts of All Other Compensation for 2008 and 2007 consist of (i) club membership dues for Mr. Sholtis in support of business development activities, and (ii) fuel and lodging expenses for Ms. Horner , who commutes from the Minneapolis/St. Paul area, as provided in her employment agreement.

Grants of Plan-Based Awards

The following table summarizes the fiscal 2008 grants of equity and non-equity plan-based awards to the Named Executive Officers. All of these equity and non-equity plan-based awards were granted under the Rochester Medical Corporation 2001 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS

						All	All
						Other	Other
						Stock	Option
						Awards:	Awards:	Exercise		Grant
			Estimated Future Payouts Under			Number of	Number of	or Base		Date Fair
			Non-Equity			Shares of	Securities	Price of	Closing	Value of
			Incentive Plan Awards(1)			Stock or	Underlying	Option	Market	Stock and
	Grant	Approval	Threshold	Target	Maximum	Units	Options	Awards	Price	Option Awards
Name	Date	Date	($)	($)	($)	(#)	(#)(2)	($/Sh)	($/Sh)	($)(3)

Anthony J. Conway	2/6/08	2/6/08	—	116,227	174,341	—	30,000	11.23	11.23	207,594
David A. Jonas	2/6/08	2/6/08	—	78,000	117,000	—	20,000	11.23	11.23	138,396
Martyn R. Sholtis	2/6/08	2/6/08	—	73,900	110,850	—	20,000	11.23	11.23	138,396
Philip J. Conway	2/6/08	2/6/08	—	68,000	102,000	—	20,000	11.23	11.23	138,396
Dara Lynn Horner	2/6/08	2/6/08	—	65,200	97,800	—	20,000	11.23	11.23	138,396

(1)	Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer is a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for fiscal 2008, Mr. Anthony Conway could have earned a bonus up to 67.5% of his base salary with a target of 45% of his base salary. Messrs. Jonas, Sholtis and Philip Conway, and Ms. Horner, could have earned a bonus of 60% of their respective base salary with a target of 40% of their respective base salaries. Each of their bonuses was weighted 50% on sales performance objectives and 50% on operating income objectives, with the exception of Mr. Sholtis and Ms. Horner whose bonuses were weighted 75% on sales performance objectives and 25% on operating income objectives. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Board of Directors. The bonuses are reviewed and approved by the Compensation Committee. The actual awards made to the executive officers in the table are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	Stock options are granted under our 2001 Stock Incentive Plan and vest in 25% annual cumulative installments beginning one year from the date of grant.

(3)	Valuation of option awards based on the grant date fair value of the grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

2001 Stock Incentive Plan

Our 2001 Stock Incentive Plan was adopted in February 2001, and amended by our shareholders in January 2006. The number of shares of common stock authorized for issuance under the Plan is 2,000,000 shares. As of September 30, 2008, options to purchase an aggregate of 1,361,000 shares of common stock were outstanding under the Plan and an aggregate of 342,500 shares of common stock had been issued upon the exercise of stock options under the Plan. Additionally, 40,000 shares of common stock had been issued as restricted stock. Any stock options or restricted stock granted under the Plan that expire or are terminated prior to exercise will be eligible again for issuance under the Plan.

The Plan provides for the grant of incentive stock options and nonqualified stock options. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The stock options granted to participants owning more than 10% of our outstanding voting stock must be granted at an exercise price not less than 110% of fair market value of the common stock on the grant date. The options expire on the date determined by the Board of Directors, but may not extend more than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of our outstanding voting stock expire five years from the grant date. Employee stock options typically vest in 25% annual cumulative installments beginning one year from date of grant. Our officers, employees, directors, consultants, independent directors and affiliates are eligible to receive stock options under the Plan; however, incentive stock options may only be granted to our employees.

The Compensation Committee of our Board of Directors administers the Plan. Our Board of Directors or the Compensation Committee may select the recipients of stock options and restricted stock and determine, subject to any limitations in the Plan:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the number of shares of restricted stock and the dates upon which those shares vest;

•	the exercise prices of options;

•	the duration of options; and

•	the methods of payment of the exercise price.

Certain stock option agreements issued pursuant to the Plan provide that on the date (i) a public announcement is made by us or any person that such person beneficially owns more than 50% of our outstanding common stock, (ii) we consummate a merger, consolidation or statutory share exchange with any other person in which the surviving entity would not have as its directors at least 60% of our current Board and would not have at least 60% of its common stock owned by our shareholders prior to such merger, consolidation or statutory share exchange, (iii) a majority of our Board is not comprised of our current directors or directors elected upon recommendation of our Board of Directors, or (iv) a sale or disposition of all or substantially all of our assets or our dissolution (a “Change in Control”), 100% of the unvested stock options outstanding as of the date of the change-in-control event will become immediately exercisable. Additionally, our restricted stock agreements issued pursuant to the Plan provide that upon the occurrence of a Change in Control, such shares shall fully vest.

Our Board of Directors may amend, alter, suspend, discontinue or terminate any outstanding award, only with the consent of the holder, unless our Board determines that such action would not adversely affect the holder. Our Board of Directors may at any time amend, alter, suspend, discontinue or terminate the Plan, except that, to the extent determined by our Board, no amendment requiring shareholder approval under any applicable securities exchange listing requirement will become effective until the requisite shareholder approval is obtained.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options and restricted stock held at the end of fiscal year 2008 by the Named Executive Officers. We have not granted other equity incentive plan awards to our executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares
	Underlying	Underlying			Units of	or Units
	Unexercised	Unexercised	Option	Option	Stock Held	of Stock that
	Options (#)	Options (#)	Exercise	Expiration	that Have Not	Have Not
Name	Exercisable(1)	Unexercisable(1)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)

Anthony J. Conway	60,000	—	3.66	9/30/09	—	—
	30,000	—	2.36	3/12/11	—	—
	20,000	—	2.34	4/6/11	—	—
	30,000	—	2.17	10/16/11	—	—
	16,000	—	4.13	1/2/13	—	—
	16,000	—	4.63	1/2/14	—	—
	30,000	10,000	4.70	1/1/15	—	—
	10,000	10,000	5.70	1/26/16	—	—
	10,000	30,000	12.30	11/21/16	—	—
	—	30,000	11.23	2/6/18	—	—
David A. Jonas	20,000	—	5.00	6/17/09	—	—
	20,000	—	2.56	11/21/10	—	—
	40,000	—	2.34	4/6/11	—	—
	20,000	—	2.17	10/16/11	—	—
	10,000	—	4.13	1/2/13	—	—
	14,000	—	4.63	1/2/14	—	—
	30,000	10,000	4.70	1/1/15	—	—
	10,000	10,000	5.70	1/26/16	—	—
	5,000	15,000	12.30	11/21/16	—	—
	—	—	—	—	20,000	265,200
	—	20,000	11.23	2/6/18	—	—
Martyn R. Sholtis	10,000	—	4.13	1/2/13	—	—
	12,000	—	4.63	1/2/14	—	—
	22,500	7,500	4.70	1/1/15	—	—
	10,000	10,000	5.70	1/26/16	—	—
	5,000	15,000	12.30	11/21/16	—	—
	—	—	—	—	20,000	265,200
	—	20,000	11.23	2/6/18	—	—
Philip J. Conway	20,000	—	3.66	9/30/09	—	—
	24,000	—	2.63	2/20/11	—	—
	20,000	—	2.34	4/6/11	—	—
	20,000	—	2.17	10/16/11	—	—
	10,000	—	4.13	1/2/13	—	—
	12,000	—	4.63	1/2/14	—	—
	22,500	7,500	4.70	1/1/15	—	—
	10,000	10,000	5.70	1/26/16	—	—
	5,000	15,000	12.30	11/21/16	—	—
	—	20,000	11.23	2/6/18	—	—
Dara Lynn Horner	15,000	—	2.16	10/16/11	—	—
	10,000	—	4.13	1/2/13	—	—
	10,000	—	4.63	1/2/14	—	—
	22,500	7,500	4.70	1/1/15	—	—
	10,000	10,000	5.70	1/26/16	—	—
	5,000	15,000	12.30	11/21/16	—	—
	—	20,000	11.23	2/6/18	—	—

(1)	Stock options are granted under our 2001 Stock Incentive Plan and vest in 25% annual cumulative installments beginning one year from the date of grant.

(2)	Shares of restricted stock are granted under our 2001 Stock Incentive Plan and vest 100% on the fourth anniversary of the date of grant.

(3)	Market value based on the closing market price of our common stock on September 30, 2008, or $13.26 per share. The amounts indicated are not necessarily indicative of the amounts that may be realized by our Named Executive Officers.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our Named Executive Officers for the fiscal year ended September 30, 2008:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	on Vesting ($)

Anthony J. Conway	54,000	303,985	—	—
David A. Jonas	—	—	—	—
Martyn R. Sholtis	29,000	299,844	—	—
Philip J. Conway	36,000	202,656	—	—
Dara Lynn Horner	55,000	370,000	—	—

(1)	Value based on the difference between the market price of our common stock on the date of exercise and the exercise price per share of the options.

Potential Payments Upon Termination or Change-in-Control

Employment Agreements

On August 31, 1990, we entered into an Employment Agreement with Anthony J. Conway as Chief Executive Officer through the period ending August 31, 1992, which agreement automatically renews for successive one year periods until employment is terminated in accordance with the agreement. The agreement provides for a base salary to be reviewed periodically by the Board of Directors or a committee thereof, and such additional bonus and other compensation as may be established from time to time by the Board based upon an annual business plan setting goals for the company. Mr. Conway is also entitled to participate in customary employee benefit programs determined from time to time by the Board.

Mr. Conway’s Employment Agreement may be terminated (i) by Mr. Conway at any time by giving us 30 days prior written notice; (ii) by the Board without cause on any annual renewal date upon written notice to Mr. Conway at least 90 days prior to the annual renewal date; (iii) by the Board, upon written notice effective immediately, for cause as defined in the Employment Agreement; or (iv) by either party upon written notice effective immediately if the other party becomes bankrupt or initiates similar proceedings for the protection of creditors. The Employment Agreement also terminates automatically upon Mr. Conway’s death or permanent disability.

If the Employment Agreement is terminated voluntarily or with cause, Mr. Conway will be entitled to the base salary earned by him prior to the date of termination plus any unreimbursed expenses. If the Employment Agreement is terminated without cause, Mr. Conway will be entitled to receive a severance cash payment as liquidated damages for, and in lieu of, any and all damages which he may incur as a result of such termination in an amount equal to the greater of (i) his then base salary for six months, or (ii) the amounts reasonably estimated to be due under the Employment Agreement for the six months following the annual renewal date upon which the termination becomes effective, which shall be payable within 30 days from the date of termination plus, in either case, one half of the cash bonus to which he would have been entitled to had he continued in the employment of the company for the year following termination. In the event of Mr. Conway’s death or permanent disability,

Mr. Conway (or his estate) will be entitled to his then base salary for a period of six months, plus the cash bonus payable with respect to the fiscal year of death or disability, in accordance with normal payment procedures.

Mr. Conway’s Employment Agreement also includes the agreement of Mr. Conway not to compete with Rochester Medical for a period of one year after he has ceased to be employed by Rochester Medical

On August 31, 1990, we entered into an Employment Agreement with Philip J. Conway as an officer of Rochester Medical, with the same terms as the Employment Agreement with Anthony Conway (other than position and initial base salary).

On November 16, 1998, we entered into an Employment Agreement with Dara Lynn Horner, as Marketing Director and such additional duties as may be assigned from time to time, which continues until employment is terminated in accordance with the agreement. Ms. Horner’s Employment Agreement also provides for base salary, bonus and other compensation and benefits as established from time to time by the Board, as well as a relocation allowance if Mr. Horner elects to relocate to the Rochester, Minnesota area. We currently reimburse Ms. Horner on an annual basis for mileage and lodging expense incurred when working at our headquarters.

Ms. Horner’s Employment Agreement may be terminated (i) by Ms. Horner at any time by giving us two weeks prior written notice, or (ii) by Rochester Medical at any time by giving 30 days prior written notice. The Employment Agreement also terminates automatically upon Ms. Horner’s death or permanent disability. In the event of termination, Ms. Horner or her estate shall be entitled to base salary and any commissions earned by her prior to the date of termination. On May 16, 2008, Ms. Horner announced her retirement as our Vice President, Marketing. To support a smooth transition, Ms. Horner has agreed to stay with Rochester Medical until February 1, 2009.

We do not have written employment agreements with Messrs. Jonas or Sholtis.

Change in Control Agreements

The Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Production Technologies, on December 1, 1998, and with Anthony J. Conway, President and Chief Executive Officer, Dara Lynn Horner, Vice President of Marketing, David A. Jonas, Chief Financial Officer, and Martyn R. Sholtis, Corporate Vice President, on November 21, 2000. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of our management to their assigned duties without distraction if a change in control of Rochester Medical is proposed. The Compensation Committee and the Board believe that it is important, should we or our shareholders receive a proposal for transfer of control of the company, that management be able to assess and advise the Board whether such proposal would be in the best interests of Rochester Medical and our shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of management’s own personal situation. The change in control agreements also include an agreement not to compete with Rochester Medical for a period of one year after termination of employment.

The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with us following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for Good Reason (as defined). If a Change in Control occurs and the individual remains employed by us for twelve months following such Change in Control, then the individual will be entitled to receive a lump sum cash payment equal to 2.5 times such individual’s earned compensation (salary plus cash bonuses) during the 12 month period. If an individual’s employment is terminated within twelve months following a Change in Control by us without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a lump sum cash payment equal to 2.5 times such individual’s earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual’s agreement shall be reduced until no portion of the total payments by Rochester Medical to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

Additionally, the agreements provide that following a Change in Control, unless and until employment is terminated for Cause or Disability or the individual terminates employment other than for Good Reason, we will maintain for the continued benefit of the individual and his or her dependents for a period terminating on the earliest of (i) twelve months after the date of termination or (ii) the commencement date of equivalent benefits from a new employee, each insured and self-insured employee welfare benefit plan (including, without limitation, group health, death, dental and disability plans) in which the individual was entitled to participate immediately prior to the Change in Control (provided the terms of such plans allow for continued participation and such individual continues to pay his or her regular contribution).

Stock Options and Restricted Stock Agreements

Our stock option agreements generally provide that, upon a Change in Control, the vesting of the options will be accelerated and the options may be exercised as to all shares of common stock remaining subject to the option. Likewise, our restricted stock agreements provide that, upon a Change of Control, the shares subject thereto will become fully vested. See the description of our 2001 Stock Incentive Plan on page 22 for additional information regarding the definition of a “Change of Control” for purposes of such plan.

The table below shows potential payments to the executive officers named in the Summary Compensation Table upon termination without cause or upon a change-in-control of Rochester Medical. The amounts shown assume that termination was effective as of September 30, 2008, the last business day of the year, under change-in-control agreements that were effective as of such date and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2008. The actual amounts to be paid can only be determined at the actual time of an executive’s termination.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE-IN-CONTROL

				Payments Upon
		Payments Upon		Termination Without
		Termination Without	Payments Upon	Cause or for Good
		Cause Without	Termination After a	Reason After a
		Change-in-Control	Change-in-Control	Change-in Control
Name	Type of Payment	($)	($)	($)

Anthony J. Conway	Base Pay	132,500	662,500	662,500
	Total Spread Value of Acceleration:
	Stock Options(1)	—	2,331,627	—
	Restricted Stock	—	—	—

	Total	132,500	2,994,127	662,500
David A. Jonas	Base Pay	—	500,000	500,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	1,803,330	—
	Restricted Stock	—	265,200	—

	Total	—	2,568,530	500,000

				Payments Upon
		Payments Upon		Termination Without
		Termination Without	Payments Upon	Cause or for Good
		Cause Without	Termination After a	Reason After a
		Change-in-Control	Change-in-Control	Change-in Control
Name	Type of Payment	($)	($)	($)

Martyn R. Sholtis	Base Pay	—	467,500	467,500
	Total Spread Value of Acceleration:
	Stock Options(1)	—	662,700	—
	Restricted Stock	—	265,200	—

	Total	—	1,395,400	467,500
Philip J. Conway	Base Pay	86,000	430,000	430,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	1,550,304	—
	Restricted Stock	—	—	—

	Total	86,000	1,980,304	430,000
Dara Lynn Horner(2)	Base Pay	—	412,500	412,500
	Total Spread Value of Acceleration:
	Stock Options(1)	—	811,925	—
	Restricted Stock	—	—	—

	Total	—	1,224,425	412,500

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $13.26, the closing market price of a share of our common stock on September 30, 2008, the last business day of our fiscal year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.

(2)	Ms. Horner announced her retirement on May 16, 2008, as our Vice President, Marketing; Ms. Horner will remain with Rochester Medical as Marketing Advisor until February 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. The members of our Compensation Committee are Roger Schnobrich, Darnell Boehm and Benson Smith. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Review of Related Person Transactions

Our Audit Committee has the authority to review and approve all related party transactions as they are presented. Additionally, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our Board of Directors annually reviews all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

In November 2007, the Audit Committee adopted a written policy and procedures for the review, approval or ratification of “Related-Person Transactions.” For purposes of the policy, a “Related Person Transaction” includes any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, in which Rochester Medical is a participant and a Related Person will have a direct or indirect interest. A “Related-Person Transaction” does not include compensation arrangements with an executive officer or director of Rochester Medical in connection with his or her duties to Rochester Medical or any of its subsidiaries, including the reimbursement of business expenses incurred in the ordinary course, or indemnification payments and advancement of expenses made pursuant to Rochester Medical’s Articles of Incorporation or Bylaws or pursuant to any agreement or instrument. The policy defines “Related Person” as:

•	any person who is in any of the following categories: (i) any director or executive officer of Rochester Medical; (ii) any nominee for director of Rochester Medical; or (iii) any Immediate Family Member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of a person); and

•	any person who is in any of the following categories when a Transaction in which such person had a direct or indirect material interest occurred or existed: (i) a security holder known to Rochester Medical to be the beneficial owner of more than five percent of any class of Rochester Medical’s voting securities; or (ii) any Immediate Family Member of any such security holder.

Under the policy, management of Rochester Medical is responsible for disclosing to the Audit Committee (through our Chief Executive Officer) all material information with respect to any Related-Person Transaction. The Audit Committee may, in its sole discretion, approve or deny any Related-Person Transaction. In determining whether to authorize, approve and/or ratify any Related-Person Transaction, the Audit Committee shall use any process and review any information that it determines is reasonable in light of the circumstances in order to determine if the Related-Person Transaction is fair and reasonable and on terms no less favorable to Rochester Medical than could be obtained in a comparable arm’s length transaction with an unrelated third party to Rochester Medical. Any Related-Person Transaction that is not approved or ratified, as the case may be, shall be voided, terminated or amended, or such other actions shall be taken, in each case as determined by the Audit Committee so as to avoid or otherwise address any resulting conflict of interest.

No director or executive officer of Rochester Medical was indebted to the company during fiscal year 2008. There were no related party transactions which were required to be disclosed under the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of Rochester Medical, compliance by Rochester Medical with legal and regulatory requirements, and the independence and performance of Rochester Medical’s internal and external auditors.

The financial statements of Rochester Medical for the year ended September 30, 2008, were audited by Grant Thornton LLP, independent registered public accounting firm.

As part of its activities, the Audit Committee has:

1. Reviewed and discussed with management the audited financial statements of Rochester Medical;

2. Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and Nasdaq Stock Exchange rules;

3. Received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4. Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of Rochester Medical for the year ended September 30, 2008, be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Rochester Medical

Darnell L. Boehm, Chair	Roger W. Schnobrich Benson Smith

Engagement of Independent Public Accountants

On March 11, 2008, the Audit Committee, after a review of proposals for audit services from several public accountants, decided to engage Grant Thornton LLP as our independent registered public accounting firm for the fiscal year commencing October 1, 2007 and ending September 30, 2008. McGladrey & Pullen LLP, the current independent registered public accounting firm, was dismissed by the Audit Committee as of March 11, 2008.

In connection with the audits of the two fiscal years ended September 30, 2007, and the subsequent interim period through March 11, 2008, there were no disagreements between us and McGladrey & Pullen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey & Pullen, would have caused McGladrey & Pullen to make reference in connection with their opinion to the subject matter of the disagreement.

There were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)) during our two most recent fiscal years ended September 30, 2007, or the subsequent interim period through March 11, 2008.

The audit reports of McGladrey & Pullen on our consolidated financial statements as of and for the years ended September 30, 2007 and September 30, 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

McGladrey & Pullen was provided with a copy of the foregoing disclosures. A letter from McGladrey & Pullen dated March 13, 2008 is attached as an exhibit to our Annual Report on Form 10-K, stating its agreement with such statements.

On March 13, 2008, the Audit Committee engaged Grant Thornton as our new independent registered public accounting firm. During our two most recent fiscal years and the subsequent interim period through February 29, 2008, we did not consult with Grant Thornton regarding any of the matters set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has selected Grant Thornton as our independent public accountants for the fiscal year ending September 30, 2009. Representatives of Grant Thornton are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders.

Payment of Fees to Auditor

Audit Fees

The aggregate fees billed to us by Grant Thornton for 2008 for the audit of our financial statements included in our Annual Report on Form 10-K and reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, were $167,775. The aggregate fees billed to us by McGladrey & Pullen LLP for 2008 and 2007 for the audit of our financial statements included in our Annual Report on Form 10-K and reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, were $62,148 for 2008 and $300,000 for 2007, respectively.

Audit-Related Fees

Grant Thornton did not provide audit-related services to us during 2008. The aggregate fees billed for audit-related services provided to us by McGladrey & Pullen during 2008 and 2007 were $15,125 and $11,970, respectively. Audit-related services include primarily benefit plan audits.

Tax Fees

Grant Thornton did not provide tax services to us during 2008. The aggregate fees billed for tax services provided to us by McGladrey & Pullen during 2008 and 2007 were $6,900 and $35,470, respectively. Tax fees include primarily tax returns, advice and planning. In regard to tax services, we engage Deloitte & Touche LLP to assist us with tax compliance services, including preparation and assistance with tax returns and filings, which we believe is more cost efficient and effective than to have only our employees conduct those services. The Public Company Accounting Oversight Board and certain investor groups have recognized that the involvement of an independent registered public accounting firm in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company’s tax accounting activities.

All Other Fees

The aggregate fees billed for all other services provided to us by Grant Thornton during 2008 were $0, and by McGladrey & Pullen during 2008 and 2007 were $1,100 and $3,700, respectively. Other services include primarily assistance with acquisition and financing projects.

Pre-Approval of Audit/Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by Grant Thornton LLP in 2008 and by McGladrey & Pullen LLP in 2007 and 2008, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our 2008 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended September 30, 2008, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Corporate Secretary, Rochester Medical, One Rochester Medical Drive, Stewartville, MN 55976, and is also available on our website at www.rocm.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Corporate Secretary, Rochester Medical, One Rochester Medical Drive, Stewartville, MN 55976.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household Rochester Medical proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Corporate Secretary, Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Rochester Medical.

DAVID A. JONAS
Chief Financial Officer, Treasurer and Secretary

Dated: December 19, 2008

ROCHESTER MEDICAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, February 3, 2009 3:30 p.m. CST Minneapolis Hilton and Towers Hotel 1001 Marquette Avenue Minneapolis, MN 55403 Rochester Medical Corporation One Rochester Medical Drive Stewartville, MN 55976 proxy This Proxy Is Solicited On Behalf Of The Board of Directors The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 19, 2008, hereby appoints Anthony J. Conway and David A. Jonas as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on December 12, 2008, at the meeting of shareholders to be held Tuesday, February 3, 2009, at the Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 p.m. CST, and any adjournment(s) thereof, and, in their discretion, upon any other matters which may be brought before the meeting. If no choice is specified, the proxy will be voted “FOR” each item. See reverse for voting instructions.

COMPANY # There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE • Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 2, 2009. • Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/rocm/ — QUICK EASY IMMEDIATE • Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on February 2, 2009. • Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Rochester Medical Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card 3 Please detach here 3 1. Election of Five Directors: 01 Darnell L. Boehm 04 Roger W. Schnobrich Vote FOR all nominees Vote WITHHELD 02 Anthony J. Conway 05 Benson Smith (except as marked from all nominees 03 David A. Jonas to the contrary) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, AND UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY. Address Change? Mark Box Indicate changes below: Date ___Signature(s) in Box PLEASE SIGN exactly as name appears at left. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.